Addendum                                            Confidential
Information


December 12, 1996                            EXHIBIT 10.43


Mr. Kent Leichty
ALDI Inc.
1200 North Kirk Road
Batavia, IL  60510-1477

Dear Kent:

Applied Intelligence Group, Inc. (AIG) is pleased to present this Addendum (Addendum) to our Arrangement Letter (AL) to ALDI Inc. (ALDI) dated
August 3, 1995 and signed by Mr. Michael Curry on August 22, 1995 for the purchase of merchandise from AIG. This Addendum is considered part of, and is governed by, AIG's AL to ALDI dated August 3, 1995.

DISCOUNTS

This section details the discounts for IBM merchandise AIG will provide to ALDI within the terms of this Addendum. Discounts specified in the August 3, 1995 AL will continue in effect and are restated below.

                Item               Percentage
                                       of
                                    Discounts
                POS Terminals              37%
                Controller                  9%
                Hardware/Features

                NOTE: Final price is calculated by applying the discount to the Base/List price, but cannot be less than AIG's cost plus 4%.

EXPIRATION OF AGREEMENT

This section replaces the Expiration of Agreement section of AIG's Arrangement Letter to ALDI dated August 3, 1995.

     The AL will continue in effect until December 31, 1997. Any modifications to the agreement are subject to approval by both parties. The agreement can be canceled by either party with 30 days written notice. The responsibilities for payment of fees, merchandise warranty, all limitations of liability, all terms regarding ownership of products and techniques, the rights and remedies clause, resolutions of disputes, hiring of personnel, and the restrictions regarding confidentiality, shall survive the expiration of the agreement.

APPROVAL

This Addendum and its terms and conditions are agreed to by both
ALDI Inc. and AIG on this day.

Applied Intelligence Group, Inc.             ALDI Inc.

                /S/Rick Place            /S/Kent Leichty

                  Rick Place                 Kent Leichty
                  Account Executive          Corporate Director Scanning
                                             Systems

                December 12, 1996            Jan 10, 1997




APPLIED INTELLIGENCE GROUP, INC.           1        3800 Benson Road,
Edmond, OK  73013-0417